PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 25, 1995)

                                                Filed pursuant to Rule 424(b)(5)
                                                Registration No. 33-50537


                                     [LOGO]
                                  $750,000,000
                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                      $600,000,000 7% DEBENTURES DUE 2025
                      $150,000,000 7% DEBENTURES DUE 2045
                              -------------------

    The 7% Debentures due 2025 (the "Debentures due 2025") will mature on October 30, 2025, and the 7% Debentures due 2045 (the "Debentures due 2045" and, together with the Debentures due 2025, the "Debentures") will mature on October 30, 2045. The Debentures will not be subject to any sinking fund. The Debentures due 2025 and the Debentures due 2045 will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 12.5 basis points, plus in each case accrued interest thereon to the date of redemption. Application will be made to list the Debentures on the New York Stock Exchange.

    The Debentures will be issued in the form of one or more global securities (the "Global Securities") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Global Securities will be shown on, and transfers will be effected only through, records maintained by DTC and its participants. Except as described herein, Debentures in definitive form will not be issued. See "Description of Debentures."
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          PRICE TO           UNDERWRITING         PROCEEDS TO
                                         PUBLIC(1)           DISCOUNT(2)         COMPANY(1)(3)

Per Debenture due 2025............         99.54%               .875%               98.665%
Total.............................      $597,240,000          $5,250,000          $591,990,000
Per Debenture due 2045............         98.14%                 1%                 97.14%
Total.............................      $147,210,000          $1,500,000          $145,710,000

(1) Plus accrued interest, if any, from October 30, 1995.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(3) Before deduction of expenses payable by the Company estimated at $390,000.
                              -------------------

    The Debentures are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Debentures will be made through the book-entry facilities of DTC, against payment therefor in immediately available funds on or about October 30, 1995.
                              -------------------
MERRILL LYNCH & CO.
           CS FIRST BOSTON
                       GOLDMAN, SACHS & CO.
                                  J.P. MORGAN SECURITIES INC.
                                            MORGAN STANLEY & CO.
                                                            INCORPORATED
                                                            SALOMON BROTHERS INC
                              -------------------
          The date of this Prospectus Supplement is October 25, 1995.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE DEBENTURES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              RECENT DEVELOPMENTS

    On October 17, 1995, the Company announced earnings of $1.3 billion, or $2.30 per common share for the three month period ended September 30, 1995, excluding a one-time charge of approximately $1.8 billion associated with the Company's acquisition of the Lotus Development Corp. The charge related to the Lotus acquisition is based on assessment by the Company that $1.8 billion of Lotus's technology did not meet accounting definitions of "completed technology," and thus should be written off under accounting rules. Earnings were $710 million, or $1.18 per common share, for the three month period ended September 30, 1994. Including the Lotus charge, the Company posted a loss of $538 million, or $.96 per common share for the three month period ended September 30, 1995. Revenues for that period totalled $16.8 billion, an increase of 9% from the same period of 1994.

    The Company also announced that its ongoing expense reduction and resource-balancing programs will include additional, limited work force reductions in certain business units in the three month period ending December 31, 1995, primarily in overhead areas. Consolidations of leased space and related actions also will continue. The Company expects these actions to result in a charge of about $800 million, which will be included in the Company's results for the three month period ending December 31, 1995.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Debentures will be used for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company at September 30, 1995, and as adjusted to give effect to the issuance of the Debentures offered hereby.

                                                                            SEPTEMBER 30, 1995
                                                                        --------------------------
                                                                        OUTSTANDING    AS ADJUSTED
                                                                        -----------    -----------
                                                                          (DOLLARS IN MILLIONS)
Short-Term Debt......................................................     $11,076        $11,076
                                                                        -----------    -----------
                                                                        -----------    -----------
Long-Term Debt:
  International Business Machines Corporation........................     $ 4,417        $ 5,167
  Consolidated Subsidiaries..........................................       6,019          6,019
                                                                        -----------    -----------
    Total Long-Term Debt.............................................      10,436         11,186
                                                                        -----------    -----------
Contingent Common Stock Repurchase Commitment(1).....................         459            459
                                                                        -----------    -----------
Stockholders' Equity:
  Preferred Stock--$.01 par value; 150,000,000 shares authorized;
    2,610,711 shares outstanding.....................................         253            253
  Capital Stock--$1.25 par value; 750,000,000 shares authorized;
    558,315,105 shares outstanding...................................       7,024          7,024
  Retained Earnings..................................................      12,343         12,343
  Translation and Other Adjustments..................................       2,044          2,044
                                                                        -----------    -----------
    Total Stockholders' Equity.......................................      21,664         21,664
                                                                        -----------    -----------
    Total Capitalization.............................................     $32,559        $33,309
                                                                        -----------    -----------
                                                                        -----------    -----------

------------
(1) The Company has issued put options on 4,750,000 shares of its Common Stock, exercisable on specific dates in 1995, giving other parties the right to sell shares of the Company's Common Stock to the Company at contractually specified prices. The Contingent Common Stock Repurchase Commitment is the amount the Company would be obligated to pay if all put options were exercised. These options were issued in anticipation of future repurchases of Common Stock.

                           DESCRIPTION OF DEBENTURES

    The following description of the particular terms of the Debentures offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

    The Debentures due 2025 and the Debentures due 2045 will bear interest from October 30, 1995, at the respective rates of interest stated on the cover page hereof. Interest on the Debentures will be payable semiannually on April 30 and October 30, commencing April 30, 1996, to the persons in whose names such securities are registered at the close of business on the April 15 or October 15 preceding such April 30 or October 30. The Debentures due 2025 and the Debentures due 2045 will mature on October 30, 2025 and October 30, 2045, respectively.

GLOBAL SECURITIES

    DTC will act as securities depository for the Debentures. The Debentures will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered certificates will be issued as Global Securities for the Debentures in the aggregate principal amount of the Debentures, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry charges in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and together with Direct Participants, "Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of Debentures ("Beneficial Owner") is in turn to be recorded on the Participant's records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Debentures except in the event that use of the book-entry system for the Debentures is discontinued.

    To facilitate subsequent transfers, all Debentures deposited by Direct Participants with DTC are registered in the name of the DTC's partnership nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Debentures. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal and interest payments on the Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants and not of DTC, the Company, or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursements of such payments to the Beneficial Owners shall be the responsibility of Participants.

    DTC may discontinue providing its services as securities depository with respect to the Debentures at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Debenture certificates are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debenture certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable (including DTC), but the Company takes no responsibility for the accuracy thereof.

    Neither the Company, the Trustee nor the Underwriters will have any responsibility or obligation to Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Participant with respect to any ownership interest in the Debentures, or payments to, or the providing of notice for, Participants or Beneficial Owners.

OPTIONAL REDEMPTION

    The Debentures due 2025 and the Debentures due 2045 will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points, plus in each case accrued interest thereon to the date of redemption.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the

Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, CS First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Salomon Brothers Inc and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed.

    Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, CS First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (the "Underwriters"), the Company has agreed to sell to the Underwriters and the Underwriters have severally agreed to purchase, the respective principal amounts of the Debentures due 2025 and the Debentures due 2045 set forth after their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Debentures due 2025 and Debentures due 2045 if any are purchased.

                                                                        PRINCIPAL AMOUNT
                                                           ------------------------------------------
UNDERWRITER                                                DEBENTURES DUE 2025    DEBENTURES DUE 2045
                                                           -------------------    -------------------
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.................................      $ 100,000,000          $  25,000,000
CS First Boston Corporation.............................        100,000,000             25,000,000
Goldman, Sachs & Co.....................................        100,000,000             25,000,000
J.P. Morgan Securities Inc..............................        100,000,000             25,000,000
Morgan Stanley & Co. Incorporated.......................        100,000,000             25,000,000
Salomon Brothers Inc....................................        100,000,000             25,000,000
                                                           -------------------    -------------------
           Total........................................      $ 600,000,000          $ 150,000,000
                                                           -------------------    -------------------
                                                           -------------------    -------------------

    The Company has been advised by the Underwriters that the Underwriters propose to offer the Debentures due 2025 and the Debentures due 2045 to the public initially at the respective public offering prices set forth on the cover page of this Prospectus Supplement and to certain dealers at such prices less a concession not in excess of .5% of the principal amount per Debenture due 2025 and .6% of the principal amount per Debenture due 2045. The Underwriters may allow and such dealers may reallow discounts not in excess of .25% of the principal amount per Debenture due 2025 and .25% of the principal amount per Debenture due 2045 on sales to certain other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or contribute to payments which the Underwriters may be required to make in respect thereof.

                                 LEGAL OPINIONS

    The validity of the Debentures offered hereby will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York, and for the Underwriters by Davis Polk & Wardwell, New York, New York.

PROSPECTUS

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                                DEBT SECURITIES

    International Business Machines Corporation (the "Company") intends from time to time to issue, in one or more series, up to an aggregate of $1,000,000,000 of its debt securities (the "Debt Securities"). When a particular series of Debt Securities is offered, a supplement to this Prospectus (the "Prospectus Supplement") will be delivered with the Prospectus. The Prospectus Supplement will set forth with respect to such series: the designation and principal amount offered; the rate (or method of calculation) and time of payment of interest, if any; the authorized denominations; the maturity or maturities; the terms for a sinking, purchase or analogous fund, if any; the terms for redemption or early repayment, if any; the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable; the purchase price and other terms of the offering; and any listing on a securities exchange.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

    The Debt Securities may be sold (i) through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate;
(ii) through agents designated from time to time; or (iii) directly. The names of any underwriters or agents of the Company involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts are set forth in the Prospectus Supplement. The net proceeds to the Company from such sale are also set forth in the Prospectus Supplement.

                              -------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 25, 1995.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York, the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Suite 518, Chicago, Illinois and the Pacific Stock Exchange Incorporated, 115 Sansome Street, 2nd Floor, San Francisco, California.

                     INFORMATION INCORPORATED BY REFERENCE

    The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1994, and the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, are incorporated herein by reference. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated herein by reference.

    The Company will cause to be furnished without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents described above, other than exhibits to such documents. Requests should be addressed to: First Chicago Trust Company of New York, Mail Suite 4688, P.O. Box 2530, Jersey City, New Jersey, 07303-2530; telephone: (201) 324-0405.

                                  THE COMPANY

    The Company develops, manufactures and sells advanced information processing products, including computers and microelectronic technology, software, networking systems and information technology-related services. The Company offers value worldwide through its North America, Europe/Middle East/Africa, Latin America, Asia/Pacific, Global Services and Worldwide Client Server Computing business units, by providing comprehensive and competitive product choices.

    The Company's principal executive offices are located at Armonk, New York 10504, and its telephone number is (914) 765-1900.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes.

    The Company expects that it will, on a recurring basis, engage in additional financings in character and amount to be determined as the need arises.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes (which excludes the cumulative and transition effects of accounting changes) and fixed charges by fixed charges. "Fixed charges" consist of interest on debt and that portion of rental expense deemed to be representative of interest.

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                -----------------    ------------------------------------
                                                1995         1994    1994    1993    1992    1991    1990
                                                ----         ----    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges...........   4.5          2.5     3.1     (a)     (a)     1.0     4.1

------------

 (a) No ratios are shown for these periods as earnings were insufficient to cover fixed charges. As a result of the net loss incurred for the year ended December 31, 1993, earnings were inadequate to cover fixed charges by $8,478 million. As a result of the net loss incurred for the year ended December 31, 1992, earnings were inadequate to cover fixed charges by $8,962 million.

                       DESCRIPTION OF THE DEBT SECURITIES

    The Debt Securities are to be issued under an Indenture (the "Indenture") dated as of October 1, 1993, between the Company and The Chase Manhattan Bank (National Association), as Trustee (the "Trustee"), filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following statements are subject to the detailed provisions of the Indenture; whenever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statement made, and the statement is qualified in its entirety by such reference. Whenever a defined term is referred to and not defined under "Description of the Debt Securities", the definition thereof is contained in the Indenture.

GENERAL

    The Indenture provides for the issuance from time to time of Debt Securities in an unlimited aggregate principal amount and an unlimited number of series.

    The Debt Securities are unsecured and will rank pari passu with all other unsecured and non-subordinated debt of the Company.

    Reference is made to the applicable Prospectus Supplement for the following terms of the series of Debt Securities offered thereby: (i) the title of the Debt Securities of such series; (ii) any limit upon the aggregate principal amount of such Debt Securities; (iii) the date or dates on which such Debt Securities will mature or the method of determination of such date or dates;
(iv) the rate or rates, or the method of determination thereof, at which such Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, the date or dates such interest will be payable and, for Registered Debt Securities, the Regular Record Dates; (v) the place or places where the principal of, and premium and interest, if any, on, such Debt Securities will be payable; (vi) the periods, prices and terms and conditions upon which any such Debt Security may be redeemed, in whole or in part, at the option of the Company; (vii) any terms for redemption or repurchase pursuant to any sinking fund or analogous provision or at the option of a Holder; (viii) any terms for conversion of the Debt Securities into other securities of the Company or any other corporation at the option of a holder; (ix) any terms for the attachment to such Debt Securities of warrants, options or other rights to purchase or sell stock or other securities of the Company; (x) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities that will be payable upon acceleration of maturity (Debt Securities subject to such provisions being referred to as "Original Issue Discount Securities"); (xi) any deletions or modifications of, or additions to, the Events of Default or covenants of the Company under the Indenture with respect to such Debt Securities (including whether the covenants described below under "Certain Covenants of the Company" will not apply to such Debt Securities);
(xii) if other than U.S. dollars, the currency, currencies or currency unit or units in which such Debt Securities will be denominated and in which the principal of, and premium and interest, if any, on, such Securities will be payable; (xiii) whether, and the terms and conditions on which, the Company or a Holder may elect that, or the other circumstances under which, payment of principal of, or premium or interest, if any, on, such Debt Securities is to be made in a currency or currencies or currency unit or units other than that in which such Debt Securities are denominated; (xiv) any matter of determining the amount of principal of, or premium or interest, if any, on, any such Debt Securities to be determined with reference to an index based on a currency or currency unit, or units other than that in which such Debt Securities are stated to be payable or an index based on any other method; (xv) whether such Debt Securities will be issued in fully registered form without coupons ("Registered Debt Securities") or in bearer form with or without coupons ("Bearer Debt Securities"), or any combination thereof, whether such Debt Securities will be issued in the form of one or more global securities (each a "Global Debt Security") and whether such Debt Securities are to be issuable in temporary global form or definitive global form; (xvi) if such Debt Securities are to be issued upon the exercise of warrants, the time, manner and place for such Debt Securities to be authenticated and delivered; (xvii) whether and under what circumstances the Company will pay additional amounts to any holder of such Debt Securities who is not a United States person (as defined below under "Temporary Global Securities") in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms the Company will have the option to redeem such Debt Securities rather than pay any additional amounts; and (xviii) any other terms of any of such Debt Securities not inconsistent with the Indenture. (Section 202 and 301)

    Unless otherwise specified in the applicable Prospectus Supplement, (x) the Debt Securities will be Registered Debt Securities and (y) Debt Securities denominated in U.S. dollars will be issued, in the case of Registered Debt Securities, in denominations of $1,000 or an integral multiple thereof and, in the case of Bearer Debt Securities, in denominations of $5,000. Debt Securities may bear legends required by United States Federal tax law and regulations. (Section 401)

    If any of the Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on, any of the Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

EXCHANGE, REGISTRATION AND TRANSFER

    Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If Debt Securities of any series are issuable as both Registered Debt Securities and Bearer Debt Securities, the Bearer Debt Securities of such series (with all unmatured coupons, except as provided below, and all matured coupons in default) will be exchangeable for Registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If a Bearer Debt Security with coupons appertaining thereto is surrendered in exchange for a Registered Debt Security after a Regular Record Date or Special Record Date and before the relevant date for payment of interest, such Bearer Debt Security shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable on such date in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the holder of such coupon when due in accordance with the terms thereof and of the Indenture. Bearer Debt Securities will not be issued in exchange for Registered Debt Securities (unless otherwise specified in the applicable Prospectus Supplement and permitted by applicable rules and regulations). No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. (Section
404)

    Debt Securities may be presented for exchange as provided above, and Registered Debt Securities (other than U.S. Book-Entry Debt Securities (as defined below under "Definitive Global Securities-- U.S. Book-Entry Securities")) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any additional transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement. (Sections 404 and 1102) The Chase Manhattan Bank (National Association), initially located at One Chase Manhattan Plaza, New York, New York 10081, will be the initial Security Registrar under the Indenture. (Section 404) The Company may at any time designate, or rescind the designation of, the Security Registrar or any additional transfer agent or approve a change in the location through which the Security Registrar or any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as both Registered Debt Securities and Bearer Debt Securities or solely as Bearer Debt Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside of the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1102)

    In the event of any redemption in part of any series of Debt Securities, the Company will not be required to: (i) issue, register the transfer of, or exchange, Debt Securities of any series during a period beginning at the opening of business 15 Business Days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) if Debt Securities of the series are issuable only as Registered Debt Securities, the day of mailing of the relevant notice of redemption and (b) if Debt Securities of the series are issuable as Bearer Debt Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Debt Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of, or exchange, any Registered Debt Security selected for redemption, in whole or in part, except the unredeemed portion of any Registered Debt Security being redeemed in part; or (iii) exchange any Bearer Debt Security selected for redemption, except to exchange such Bearer Debt

Security for a Registered Debt Security of that series and like tenor which is simultaneously surrendered for redemption. (Section 404)

    For a discussion of restrictions on the exchange, registration and transfer of Global Debt Securities, see "Global Securities" below.

PAYMENT AND PAYING AGENTS

    Payment of principal of, and premium and interest, if any, on, Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time. At the option of the Company, payment of any interest on Registered Debt Securities may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Payment of any installment of interest on Registered Debt Securities will be made to the person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest. (Sections 406 and 410)

    Payment of principal of, and premium and interest, if any, on, Bearer Debt Securities will be made in the designated currency unit at the offices of such Paying Agents outside the United States as the Company may designate from time to time. On the applicable payment date therefor payments of principal of, and premium, if any, on, Bearer Debt Securities will be made against surrender of such Debt Securities, and payment of interest on Bearer Debt Securities with coupons appertaining thereto on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Sections 410 and 1102) No payment with respect to any Bearer Debt Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of, and premium and interest, if any, on, Bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1102)

    Unless otherwise indicated in the applicable Prospectus Supplement, The Chase Manhattan Bank (National Association), located at One Chase Manhattan Plaza, New York, New York 10081, will be designated as the Company's Paying Agent for payments with respect to Debt Securities that are issuable solely as Registered Debt Securities and as the Company's Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to Debt Securities (subject to the limitations described above in the case of Bearer Debt Securities) that are issuable solely as Bearer Debt Securities or as both Registered Debt Securities and Bearer Debt Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities of a series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as both Registered Debt Securities or Bearer Debt Securities or solely as Bearer Debt Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on any stock exchange located outside the United States and such stock exchange shall so require, the

Company will maintain a Paying Agent in any required city located outside the United States for the Debt Securities of such series. (Section 1102)

    All moneys deposited with the Trustee or a Paying Agent, or then held by the Company, in trust for the payment of principal of, and premium and interest, if any, on, any Debt Security or coupon that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, or, if then held by the Company, discharged from such trust, and the holder of such Debt Security or coupon will thereafter look only to the Company for payment thereof. (Section 1103)

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part as one or more Global Debt Securities in either registered or bearer form and in either temporary or definitive form. The Global Debt Security or Securities of a series will be deposited with, or on behalf of, a depositary located in the United States (a "U.S. Depositary") or a common depositary located outside the United Stated (a "Common Depositary") identified in the Prospectus Supplement relating to such series. All temporary or definitive Global Debt Securities in bearer form will be deposited with a Common Depositary.

    The specific terms of the depositary arrangement with respect to any Debt Securities of a series issued in global form will be described in the Prospectus Supplement relating to such series. For purposes other than making payments on a definitive Global Debt Security, the Company may treat a person having a beneficial interest in such definitive Global Debt Security as the holder of such principal amount of Outstanding Debt Securities represented by such definitive Global Debt Security as shall be specified in a written statement of the holder of such definitive Global Debt Security, or, in the case of a definitive Global Debt Security in bearer form, of Euro-clear or CEDEL (as defined below), which is delivered to the Trustee by such person. (Section 411) None of the Company, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 411) The Company anticipates that the following provisions will apply to all depositary arrangements with a U.S. Depositary or Common Depositary.

TEMPORARY GLOBAL SECURITIES

    If so specified in the applicable Prospectus Supplement, all or any portion of the Debt Securities of a series that are issuable as Bearer Debt Securities initially will be represented by one or more temporary Global Debt Securities, without interest coupons, to be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euro-clear System ("Euro-clear"), and CEDEL S.A. ("CEDEL") for credit to the respective accounts of the beneficial owners of such Debt Securities (or to such other accounts as they may direct). On and after the exchange date determined as provided in any such temporary Global Debt Security and described in the applicable Prospectus Supplement, each such temporary Global Debt Security will be exchangeable for definitive Debt Securities in bearer form, registered form, definitive global bearer form or any combination thereof, as specified in the applicable Prospectus Supplement. No Bearer Debt Security (including a Debt Security in definitive global bearer form) delivered in exchange for a portion of a temporary Global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Sections 402 and 403)

    Unless otherwise specified in the applicable Prospectus Supplement, interest on any portion of a temporary Global Debt Security payable in respect of an Interest Payment date occurring prior to the issuance of definitive Debt Securities will be paid to each of Euro-clear and CEDEL with respect to the portion of the temporary Global Debt Security held for its account upon delivery to the Trustee of a certificate signed by Euro-clear or CEDEL, as the case may be, in the form required by the Indenture dated no earlier than such Interest Payment Date, which certificate must be based on statements provided to it by its account holders who are beneficial owners of interests in such temporary Global Debt Security to the effect that such portion is not beneficially owned by a United States person, and has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States or, if a beneficial interest in such portion has been acquired by a United States person, (i) that such person is a financial institution, as defined in applicable regulations promulgated under the Internal Revenue Code of 1986, as amended (the "Code"), purchasing for its own account or has acquired such Debt Security through a financial institution and (ii) that such Debt Securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder and that it did not purchase for offer to resell or for resale inside the United States. Each of Euro-clear and CEDEL will in such circumstances credit the interest received by it in respect of such temporary Global Debt Security to the accounts of the beneficial owners thereof (or to such other accounts as they may direct). (Section 403)

    As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

DEFINITIVE GLOBAL SECURITIES

    Bearer Securities. If any Debt Securities of a series are issuable in definitive global bearer form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such definitive global Bearer Debt Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a definitive Global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 404) Principal of, and premium and interest, if any, on, a definitive global Bearer Debt Security will be payable in the manner described in the applicable Prospectus Supplement.

    U.S. Book-Entry Securities. If Debt Securities of a series are to be represented by a definitive global Registered Debt Security to be deposited with or on behalf of a U.S. Depositary, such Debt Securities ("U.S. Book-Entry Debt Securities") will be represented by a definitive Global Debt Security registered in the name of the U.S. Depositary or its nominee. Upon the issuance of a definitive Global Debt Security registered in the name of the U.S. Depositary, the U.S. Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the U.S. Book-Entry Debt Securities represented by such Global Debt Security to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents for the sale of such U.S. Book-Entry Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of U.S. Book-Entry Debt Securities will be limited to participants or persons that may hold interests through participants. Ownership of U.S. Book-Entry Debt Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for the applicable definitive Global Security or by participants or persons that hold through participants. So long as the U.S. Depositary, or its nominee, is the registered owner of such Global Debt Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the U.S. Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Payment of principal of, and premium and interest, if any, on, U.S. Book-Entry Debt

Securities will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Debt Security representing such U.S. Book-Entry Debt Securities. Owners of U.S. Book-Entry Debt Securities will not be entitled to have such Debt Securities registered in their names in the Security Register, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws impair the ability to purchase or transfer U.S. Book-Entry Debt Securities.

    The Company expects that the U.S. Depositary for U.S. Book-Entry Debt Securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive Global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debt Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Debt Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

CERTAIN COVENANTS OF THE COMPANY

    Limitation on Secured Indebtedness. The Company will covenant that it will not, and will not permit any Restricted Subsidiary to, create, assume, incur or guarantee any Secured Indebtedness without securing the Debt Securities equally and ratably with, or prior to, such Secured Indebtedness unless immediately thereafter the aggregate amount of all Secured Indebtedness (exclusive of Secured Indebtedness if the Debt Securities are secured equally and ratably with, or prior to, such Secured Indebtedness) and the discounted present value of all net rentals payable under leases entered into in connection with Sale and Leaseback Transactions (as defined below) entered into after July 15, 1985 (except any such leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary) would not exceed 5% of Consolidated Net Tangible Assets. (Section 1104)

    Limitation on Sale and Leaseback Transactions. The Company will covenant that it will not, and will not permit any Restricted Subsidiary to, enter any lease longer than three years (excluding leases of newly acquired, improved or constructed property) covering any Principal Property of the Company or any Restricted Subsidiary that is sold to any other person in connection with such lease (a "Sale and Leaseback Transaction"), unless either (a) immediately thereafter, the sum of (i) the discounted present value of all net rentals payable under all such leases entered into after July 15, 1985 (except any such leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary) and (ii) the aggregate amount of all Secured Indebtedness (exclusive of Secured Indebtedness if the Debt Securities are secured equally and ratably with, or prior to, such Secured Indebtedness) does not exceed 5% of Consolidated Net Tangible Assets, or (b) an amount equal to the greater of (x) the net proceeds to the Company or a Restricted Subsidiary from such sale and
(y) the discounted present value of all net rentals payable thereunder, is applied within 180 days to the retirement of long-term debt of the Company or a Restricted Subsidiary (other than such debt which is subordinated to the Debt Securities or which is owing to the Company or a Restricted Subsidiary). (Section 1105)

    Event Risk. Except for the limitations on Secured Indebtedness and Sale and Leaseback Transactions described above, the Indenture and Debt Securities do not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

    Limitation on Merger, Consolidation and Certain Sales of Assets. The Company will covenant that it will not merge into or consolidate with any other corporation, or convey or transfer its properties and assets substantially as an entirety, to, any person unless (a) the successor is a U.S. corporation, (b) the successor assumes on the same terms and conditions all the obligations under the Debt Securities and the Indenture and (c) immediately after giving effect to the transaction, there is no default under the Indenture. (Section 901) Upon any such merger, consolidation, conveyance or transfer, the successor will succeed to, and will be substituted in lieu of, the Company. (Section 902)

    Certain Definitions. "Secured Indebtedness" will mean indebtedness of the Company or any Restricted Subsidiary for borrowed money secured by any lien upon (or in respect of any conditional sale or other title retention agreement covering) any Principal Property or any stock or indebtedness of a Restricted Subsidiary, but excluding from such definition all indebtedness: (i) outstanding on July 15, 1985, secured by liens (or arising from conditional sale or other title retention agreements) existing on that date; (ii) incurred after July 15, 1985 to finance the acquisition, improvement or construction of property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements; (iii) secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiaries, and, in either case, existing at the time of acquisition thereof; (iv) owing to the Company or any Restricted Subsidiary; (v) secured by liens (or conditional sale or other title retention devices) existing at the time a corporation became or becomes a Restricted Subsidiary in the case of a corporation which shall have become or becomes a Restricted Subsidiary after July 15, 1985; (vi) arising from any Sale and Leaseback Transaction; (vii) incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision thereof; and (viii) constituting any replacement, extension or renewal of any such indebtedness (to the extent such indebtedness is not increased). "Principal Property" will mean land, land improvements, buildings and associated factory, laboratory and office equipment (excluding all products marketed by the Company or any of its subsidiaries) constituting a manufacturing, development, warehouse, service or office facility owned by or leased to the Company or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which the Board of Directors determines is not of material importance to the Company and its Restricted Subsidiaries taken as a whole, or in which the interest of the Company and all its subsidiaries does not exceed 50%. "Consolidated Net Tangible Assets" will mean the total assets of the Company and its subsidiaries, less current liabilities and certain intangible assets (not including program products). "Restricted Subsidiary" will mean (i) any subsidiary of the Company which has substantially all its property in the United States, which owns or is a lessee of any Principal Property and in which the investment of the Company and all its subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing subsidiaries and subsidiaries formed or acquired after July 15, 1985 for the purpose of acquiring the stock, business or assets of another person and that have not and do not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary and (ii) any other subsidiary designated by the Board of Directors as a Restricted Subsidiary. (Article One)

SATISFACTION AND DISCHARGE; DEFEASANCE

    At the request of the Company, the Indenture will cease to be in effect as to the Debt Securities of any series (except for certain obligations to register the transfer or exchange of such Debt Securities and related coupons, if any, and hold moneys for payment of such Debt Securities and coupons in trust) when either (a) all such Debt Securities and coupons have been delivered to the Trustee for cancellation or (b) all such Debt Securities and coupons have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and the Company has deposited with the trustee, in trust money, in the currency, currencies or currency unit or units in which such Debt Securities are payable, in an amount sufficient to pay all the principal of, and premium and interest, if any, on, such Debt Securities on the dates such payments are due in accordance with the terms of such Debt Securities. (Section 501)

    Unless otherwise specified in the applicable Prospectus Supplement, the Company, at its option, (a) will be Discharged after 90 days from any and all obligations in respect of any series of Debt Securities (except for certain obligations to register the transfer of or exchange Debt Securities and related coupons, replace stolen, lost or mutilated Debt Securities and coupons, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture in respect of such series (including those described under "Certain Covenants of the Company"), in each case if the Company deposits with the trustee in trust, money, or, in the case of Debt Securities and coupons denominated in U.S. dollars, U.S. Government Obligations or, in the case of Debt Securities and coupons denominated in a foreign currency, Foreign Government Securities, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay in the currency, currencies or currency unit or units in which such Debt Securities are payable all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series. Among the conditions to the Company's exercising any such option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for United States Federal income tax purposes and that the holders of such series will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such option had not been exercised. (Section 503)

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The Indenture provides that, if an Event of Default specified therein with respect to any series of Debt Securities shall have happened and be continuing, either the Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of such series (in the case of certain events of bankruptcy, insolvency and reorganization, voting as one class with all other outstanding Debt Securities) may declare the principal of all the Debt Securities of such series, together with accrued interest thereon, if any, to be immediately due and payable by notice in writing to the Company (and to the Trustee if given by the holders). (Section 602)

    Events of Default in respect of any series are defined in the Indenture as being: default for 30 days in payment of any interest installment when due; default in payment of principal of, or premium, if any, on, Debt Securities of such series when due (other than any sinking fund payments) at their stated maturity, by declaration, when called for redemption or otherwise; default for 30 days in the making of any sinking fund payment when due; default for 90 days after notice to the Company by the Trustee or by holders of 25% in principal amount of the outstanding Debt Securities of such series in the performance of any covenant in the Debt Securities of such series or in the Indenture with respect to Debt Securities of such series; and certain events of bankruptcy, insolvency and reorganization. No Event of Default with respect to a single series of indebtedness issued under the Indenture (and any supplemental indentures) necessarily constitutes an Event of Default with respect to any other series of indebtedness issued thereunder. (Section 601)

    The Indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, or premiums or interest, if any, on, or a sinking fund installment, if any, with respect to any of the Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series. The term "default" for the purpose of this provision only means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated. (Section 702)

    The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified by the holders of the Debt Securities before proceeding to exercise any right or power under the Indenture at the request of holders of the Debt Securities. (Section 703)

    The Indenture provides that the holders of a majority in principal amount of the outstanding Debt Securities of any series may in certain circumstances direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series. (Section 612)

    The Indenture includes a covenant that the Company will file annually with the Trustee an Officers' Certificate stating whether any default exists and specifying any default that exists. (Section 1106)

    In certain cases, the holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of such series waive any past default or Event of Default with respect to the Debt Securities of such series or compliance with certain provisions of the Indenture, except, among other things, a default not theretofore cured in payment of the principal of, or premium or interest, if any, on, any of the Debt Securities of such series. (Section 613) The holders of a majority in principal amount of a series of outstanding Debt Securities also have certain rights to rescind any declaration of acceleration with respect to such series after all Events of Default with respect to such series not arising from such declaration shall have been cured. (Section 602)

MODIFICATION OF THE INDENTURE

    The Indenture provides that the Company and the Trustee thereunder may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of any series of Debt Securities issued under such supplemental indentures or curing ambiguities or inconsistencies in the Indenture or making other provisions, provided such other provisions shall not adversely affect the interests of the holders of any series of Debt Securities in any material respect. (Section 1001)

    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Debt Securities of such series, except that no such supplemental indenture may, without the consent of the holders of all the outstanding Debt Securities affected thereby, among other things: (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any Debt Security;
(iii) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon acceleration of the Maturity thereof; (iv) change any Place of Payment where, or the currency, currencies or currency unit or units in which, any Debt Security or any premium or interest thereon is payable; (v) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (vi) affect adversely the terms, if any, of conversion of any Debt Security into stock or other securities of the Company or of any other corporation; (vii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; (viii) change any obligation of the Company, with respect to outstanding Debt Securities of a series, to maintain an office or agency in the places and for the purposes specified in the Indenture for such series; or
(ix) modify any of the foregoing provisions or the provisions for the waiver of certain covenants and defaults, except to increase any applicable percentage of the aggregate principal amount of outstanding Debt Securities the consent of the holders of which is required or to provide with respect to any particular series the right to condition the effectiveness of any supplemental indenture as to that series on the consent of the holders of a specified percentage of the aggregate principal amount of outstanding Debt Securities of such series or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby. (Section 1002)

WAIVER OF CERTAIN COVENANTS

    The Indenture provides that the Company may omit to comply with the restrictive covenants described above under "Certain Covenants of the Company--Limitation on Secured Indebtedness" and "Certain Covenants of the Company--Limitation on Sale and Leaseback Transactions" if the holders of not less than a majority in principal amount of all series of outstanding Debt Securities affected thereby (acting as one class) waive compliance with such restrictive covenants. (Section 1107)

MEETINGS

    The Indenture contains provisions for convening meetings of the holders of Debt Securities of any series. (Section 1401) A meeting may be called at any time by the Trustee under the Indenture, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1402) Persons entitled to vote a majority in principal amount of the outstanding Debt Securities of a series will constitute a quorum at a meeting of holders of Debt Securities of such series, except that in the absence of a quorum, if the meeting was called by the Company or the Trustee, it may be adjourned for a period of not less than 10 days, and in the absence of a quorum at any such adjourned meeting, the meeting may be further adjourned for a period of not less than 10 days. Except for any consent which must be given by the holder of each outstanding Debt Security affected thereby, as described above under "Modification of the Indenture", and subject to the provisions described in the last sentence under this subheading, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and the related coupons. With respect to any consent, waiver or other action which the Indenture expressly provides may be given by the holders of a specified percentage of outstanding Debt Securities of all series affected thereby (acting as one class), only the principal amount of outstanding Debt Securities of any series represented at a meeting or an adjourned meeting duly reconvened at which a quorum is present as aforesaid and voting in favor of such action will be counted for purposes of calculating the aggregate principal amount of outstanding Debt Securities of all series affected thereby favoring such action. (Section 1404)

NOTICES

    Except as otherwise provided in the Indenture, notices to holders of Bearer Debt Securities will be given by publication at least once in a daily newspaper in The City of New York and in London and in such other city or cities as may be specified in such Bearer Debt Securities and will be mailed to such persons whose names and addresses were previously filed with the Trustee, within the time prescribed for the giving of such notice. Notice to holders of Registered Debt Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Section 106)

TITLE

    Title to any Bearer Debt Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Debt Security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any Registered Debt Security (including Registered Debt Securities in global registered form), as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section
407)

REPLACEMENT OF SECURITIES COUPONS

    Any mutilated Debt Security and any Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the holder upon surrender of such mutilated Debt Security or Debt Security with a mutilated coupon to the Security Registrar. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the holder upon delivery to the Security Registrar of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Security Registrar; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced (upon surrender to the Security Registrar of the Debt Security with all appurtenant coupons not destroyed, stolen or lost) by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Security Registrar and the Company may be required at the expense of the holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 405)

GOVERNING LAW

    The Indenture, the Debt Securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

    The Company may from time to time maintain lines of credit, and have other customary banking relationships, with The Chase Manhattan Bank (National Association), the Trustee under the Indenture.

                              PLAN OF DISTRIBUTION

    The Company may sell the Debt Securities in any of three ways: (i) through underwriters; (ii) through agents; or (iii) directly to a limited number of institutional purchasers or to a single purchaser. The Prospectus Supplement with respect to each series of Debt Securities will set forth the terms of the offering of the Debt Securities of such series, including the name or names of any underwriters, the purchase price and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Debt Securities of such series may be listed.

    If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debt Securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the Prospectus Supplement, the Company will authorize agents or underwriters to solicit offers by certain types of institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

    Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

    Each series of Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

                                    EXPERTS

    The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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    NO DEALER, SALESPERSON OR OTHER
INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS
OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS           $750,000,000
SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN
OR MADE, SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN                      [LOGO]
AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND
THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO
SELL OR THE SOLICITATION OF AN OFFER TO BUY
ANY SECURITIES OTHER THAN THE SECURITIES
DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN
OFFER TO SELL OR THE SOLICITATION OF AN OFFER
TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES             $600,000,000
IN WHICH SUCH OFFER OR SOLICITATION IS             7% DEBENTURES DUE 2025
UNLAWFUL. NEITHER THE DELIVERY OF THIS
PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR             $150,000,000
ANY SALE MADE HEREUNDER SHALL, UNDER ANY           7% DEBENTURES DUE 2045
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THE INFORMATION CONTAINED HEREIN OR
THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT
TO THE DATE OF SUCH INFORMATION.                    ---------------------

           -------------------                      PROSPECTUS SUPPLEMENT

             TABLE OF CONTENTS                      ---------------------

           PROSPECTUS SUPPLEMENT
                                                     MERRILL LYNCH & CO.
                                        PAGE
                                        ----           CS FIRST BOSTON
Recent Developments..................    S-3
Use of Proceeds......................    S-3        GOLDMAN, SACHS & CO.
Capitalization.......................    S-3
Description of Debentures............    S-4      J.P. MORGAN SECURITIES INC.
Underwriting.........................    S-7
Legal Opinions.......................    S-7        MORGAN STANLEY & CO.
                                                        INCORPORATED
               PROSPECTUS
                                                    SALOMON BROTHERS INC
Available Information................      2
Information Incorporated by                           OCTOBER 25, 1995
Reference............................      2
The Company..........................      3
Use of Proceeds......................      3
Ratios of Earnings to Fixed
Charges..............................      3
Description of the Debt Securities...      3
Plan of Distribution.................     14
Experts..............................     15



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